List of Subsidiaries as of December 31, 2012

ETC Structure ET Business Services W.L.L. Bahrain ET ME&A FZ - L.L.C. Dubai ETC Europe GmbH Switzerland ETC Schweiz GmbH Switzerland ETC Carrier Services GmbH Switzerland ETC Premium Rate Services Netherlands BV Netherlands ET Mobile Services BV Netherlands ETC Italy SRL Italy ET Telekom GmbH Austria 100% 100% 100% 100% 99.9975% 51% ETC PRS U.K. Ltd UK ET - STREAM GmbH Switzerland 100% ETC Holding AG Switzerland ETC Schweiz GmbH Branch Belgium ETC Carrier Services GmbH Branch Netherlands 100% 100% Elephant Talk Communications Corp. ETC, SLU Spain ETC France SAS France ET Limited Hong Kong 50.54% 90% 100% 51% 100% ET Europe Holding BV Netherlands ETC Luxembourg S.A. Luxemburg 100% ET Bahrain W.L.L. Bahrain ET ME&A (Holding) Jordan L.L.C. Jordan 99% ET ME&A (Holding) W.L.L. Bahrain 60% 100% ET Guangzhou IT Ltd. China 100% ET UTS NV Curaçao 51% Validsoft Limited Ireland Validsoft (UK) Limited United Kingdom Validsoft (Australia) Pty Limited Australia 100% 100% 100% 100 % ET Deutschland GmbH Germany ET Belgium BVBA Belgium 100% 100% 100% 100% ET Telecom. do Basil LTDA Brasil 10% 0.0025% ETC Austria GmbH Austria 100% ET Group International BV Netherlands 100% 100% Morodo Group Ltd. UK 100% 100%